SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.       )

Filed  by  the  Registrant  [x]
Filed  by  a  party  other  than  the  Registrant  [  ]

Check  the  appropriate  box:
[ ]    Preliminary  Proxy  Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]    Definitive  Proxy  Statement
[ ]    Definitive  Additional  Materials
[ ]    Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or  Section
       240.14a-12

                        POMEROY COMPUTER RESOURCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment  of  Filing  Fee  (Check  the  appropriate  box):
[x]  No  fee  required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)     Title  of each class of securities to which transaction applies: N/A

     2)     Aggregate  number  of  securities  to which transaction applies: N/A

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

     4)     Proposed  maximum  aggregate  value  of  transaction:  N/A

     5)     Total  fee  paid:  N/A

[ ]  Fee  paid  previously  with  preliminary  materials.  N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)     Amount  Previously  Paid:

     2)     Form,  Schedule  or  Registration  Statement  No.:

     3)     Filing  Party:

     4)     Date  Filed:

                                    PCR LOGO




Dear  Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Pomeroy Computer Resources, Inc. on Wednesday, June 9, 1999 at 10 a.m. at the Northern Kentucky Convention Center, One West RiverCenter Boulevard, Covington, KY 41011.

We hope that you will be able to attend the Meeting. If you do not expect to be present and wish your stock to be voted, please sign, date and mail the enclosed proxy card. Your shares cannot be voted unless you sign and return a proxy or vote by ballot at the Meeting.

If you plan to attend the Meeting and will need special assistance because of a disability, please contact Addie Rosenthal, Vice President of Marketing and Investor Relations, 1020 Petersburg Road, Hebron, KY 41048, (606) 586-0600.

Very  truly  yours,

/s/  David  B.  Pomeroy,  II
David  B.  Pomeroy,  II
Chairman  of  the  Board







                             YOUR VOTE IS IMPORTANT
                     Please Sign, Date and Return Your Proxy

Pomeroy  Computer  Resources,  Inc.
1020  Petersburg  Road
Hebron,  Kentucky  41048



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Pomeroy Computer Resources, Inc. will be held at the Northern Kentucky Convention Center, One West RiverCenter Boulevard, Covington, KY 41011 on Wednesday, June 9, 1999 at 10:00 A.M., E.D.T. for the following purposes:

1.     To  elect  seven  directors,  and;

2. To approve an increase in the number of shares of Common Stock reserved for issuance under the Company's 1992 Non-Qualified and Incentive Stock Option Plan from 1,850,000 shares to 2,350,000 shares, and;

3.     To  consider  and  approve  the  1998  Employee Stock Purchase Plan, and;

4. To transact such other business as may be properly brought before the meeting and any and all adjournments thereof.

Stockholders of record at the close of business on April 26, 1999 will be entitled to notice of and to vote at the meeting.

Stockholders are cordially invited to attend the meeting. Please complete, execute and return the enclosed proxy card in the enclosed envelope whether or not you plan to attend so that your shares may be represented at the meeting. If you attend the meeting, you may revoke your proxy and vote in person if you choose.

By  Order  of  The  Board  of  Directors

/s/  Dino  Lucarelli
--------------------
Dino  Lucarelli,  Secretary

Dated:  May  7,  1999

                                 PROXY STATEMENT

                       SOLICITATION AND VOTING OF PROXIES


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pomeroy Computer Resources, Inc., a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders, which will be held Wednesday, June 9, 1999 at 10:00 A.M., E.D.T., at the Northern Kentucky Convention Center, One West RiverCenter Boulevard, Covington, KY 41011 and at any and all adjournments of that meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are first being sent to stockholders on or about May 7, 1999. The Company's principal executive offices are located at 1020 Petersburg Road, Hebron, KY 41048.

     Shares represented by properly executed proxy cards received by the Company at or prior to the meeting will be voted according to the instructions indicated on the proxy card. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors knows of no other matters which may be brought before the meeting. However, if any other business is properly presented for action at the meeting, the persons named on the proxy card will vote according to their best judgment.

     A proxy card may be revoked at any time before it is voted at the meeting by filing with the corporate secretary an instrument revoking it, by a duly executed proxy bearing a later date, or by voting in person by ballot at the meeting.
     Only stockholders of record at the close of business on April 26, 1999 will be entitled to the notice of and to vote at the meeting. On that date, there were 11,725,121 common shares outstanding and entitled to vote, and each such share is entitled to one (1) vote on each matter to be considered. Stockholders do not have cumulative voting rights in the election of directors. Tabulation of proxies and votes cast at the meeting will be counted and certified to by an independent agent.

     A majority of the votes entitled to be cast on matters to be considered at the meeting will constitute a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker non-votes will not be deemed to have been cast either "for" or "against" a matter, although they will be counted in determining if a quorum is present. Proxies marked "abstain" or a vote to abstain by a stockholder present in person at the Annual Meeting will have the same legal effect as a vote "against" a matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve a proposal. The specific vote requirements for the proposals being submitted to stockholder vote at the Annual Meeting are set forth under the description of each proposal in this Proxy Statement.

     The expense of this solicitation will be borne by the Company. In addition, arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the Annual Meeting to beneficial owners of the Company's stock and the Company will reimburse these institutions for their expense in so doing.

                                 STOCK OWNERSHIP

     The following table sets forth, as of March 11, 1999, the beneficial ownership of shares of the Company's common stock, $.01 par value ("Common Stock"), by each Director and nominee for Director of the Company, each executive officer named in the Summary Compensation Table (below), each person known to the Company to be the beneficial owner of more than five percent (5%) of its outstanding shares of Common Stock, and by the Directors and executive officers of the Company as a group.

                                AMOUNT & NATURE OF
NAME                         BENEFICIAL OWNERSHIP (1)  % OF CLASS
---------------------------  ------------------------  -----------
David B. Pomeroy, II. . . .             2,458,425 (2)       20.64%

Richard C. Mills. . . . . .               185,866 (3)        1.58%

Stephen E. Pomeroy. . . . .               122,201 (4)        1.03%

James C. Eck. . . . . . . .                18,000 (5)           *

Victor Eilau. . . . . . . .                25,000 (6)           *

James H. Smith, III . . . .                14,798 (7)           *

David  W. Rosenthal . . . .                 5,000 (8)           *

Michael E. Rohrkemper . . .                15,688 (9)           *

Kenneth R. Waters . . . . .                5,500 (10)           *

William H. Lomicka. . . . .                        -            *

Vincent D. Rinaldi. . . . .                        -            *

Directors and all Executive
Officers as  a Group. . . .            2,850,478 (11)       23.43%

*  Less  than  one  percent  (1%)

(1) The "Beneficial Owner" of a security includes any person who shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership of such security within 60 days based solely on information provided to the Company
(2) Includes 22,636 shares owned by his spouse as to which Mr. Pomeroy disclaims beneficial ownership. Also includes 193,375 shares issuable upon exercise of stock options. Mr. Pomeroy's address is 1020 Petersburg Road, Hebron, KY 41048.
(3) Includes 65,000 shares of Common Stock issuable upon exercise of stock options.
(4) Includes 116,625 shares of Common Stock issuable upon exercise of stock options.
(5) Includes 15,000 shares of Common Stock issuable upon exercise of stock options.
(6) Includes 25,000 shares of Common Stock issuable upon exercise of stock options.
(7)     Includes  11,187  shares  issuable  upon  exercise  of  stock  options.
(8) Includes 1,500 shares of Common Stock owned by his spouse and 3,000 shares issuable to his spouse upon the exercise of stock options, as to which Dr. Rosenthal disclaims beneficial ownership.
(9) Includes 247 shares of Common Stock held by Rohrkemper & Ossege Ltd., a partnership in which Mr. Rohrkemper has a 60% interest. Also includes 10,625 shares of Common Stock issuable upon exercise of stock options.
(10) Includes 5,000 shares of Common Stock issuable upon exercise of stock options.
(11) Includes 444,812 shares of Common Stock issuable upon exercise of stock options and shares as to which Directors and executive officers disclaim beneficial ownership as stated above.

                         ITEM 1 - ELECTION OF DIRECTORS

                         DIRECTORS STANDING FOR ELECTION

     Seven directors are to be elected at the Annual Meeting of Stockholders, each to serve until the next annual meeting and until his successor shall have been elected and qualified. Each of the following nominees, except Mr. Rinaldi, is presently a member of the Board of Directors. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. The proxy solicited hereunder will be voted, unless otherwise instructed, for the election of the seven nominees named below. If, for any unforeseen reason, any nominee should become unavailable, the proxies will exercise their discretion in voting for a substitute. The Board of Directors recommends that the stockholders vote for the seven nominees for director named below. The following contains information relating to each nominee for election to the Board of Directors:

                                                                    YEAR FIRST
NAME, AGE, PRINCIPAL OCCUPATION FOR LAST FIVE                       ELECTED A
YEARS; AND DIRECTORSHIPS IN PUBLIC CORPORATIONS                      DIRECTOR
------------------------------------------------------------------  ----------
David B. Pomeroy II, 49, is Chairman of the Board, President           1992
and Chief Executive Officer of the Company. Mr. Pomeroy was
a founder of the first of the Company's predecessor businesses
("the Pomeroy Companies") in 1981. Mr. Pomeroy controlled
the Pomeroy Companies until their reorganization into Pomeroy
Computer Resources in 1992 and has served as Chairman of
the Board, President and Chief Executive Officer since 1992.

James H. Smith, III, 48, has been a Director of the Company            1992
since April 1992. He is a Shareholder in the law firm of
Lindhorst & Dreidame Co., L.P.A., Cincinnati, Ohio, where he has practiced law since 1979. Lindhorst & Dreidame acts as
outside general counsel to the Company.

David W. Rosenthal, 47, has been a Director of the                     1992
Company since April 1992. He  is a Professor of Marketing at
Miami University, Oxford, Ohio, a position he has held for more than the last five years. Dr. Rosenthal also served as a
consultant with Stratvertise, a marketing, research and strategic consulting firm since 1975.

Michael E. Rohrkemper, 52, has been a Director of the                  1993
Company since July 1993. He is a certified public accountant and has been a partner in the accounting firm of Rohrkemper
and Ossege Ltd. Since January 1991.

Stephen E. Pomeroy, 30, has been a Director of the Company             1998
since February, 1998, and Chief Financial Officer since May
1997. In December 1998, Mr. Pomeroy was named President
and Chief Executive Officer of Pomeroy Select Integration
Solutions, Inc. ("Pomeroy Select"), a wholly-owned subsidiary of the Company. Mr. Pomeroy was the Vice President of
Marketing and Corporate Development of the Company from
September 1996 to May 1997. Prior to that time, Mr. Pomeroy
was the Director of New Market Development of the Company
from 1994 to September 1996 and Account Executive from
1991 to 1994. From 1985 to 1991, Mr. Pomeroy was employed
by the Company on a part-time basis.

William H. Lomicka, 62, was elected to the Board of Directors          1999
effective January 7, 1999.  Mr. Lomicka is president of Mayfair
Capital, Inc., a private investment firm, a position he has held since 1989.

                                        4

Vincent D. Rinaldi, 50, is a nominee for election to the Board of Directors. Mr. Rinaldi is the president of Information Leasing
Corporation ("ILC") and Procurement Alternatives Corporation
("PAC"), both wholly-owned subsidiaries of Provident Financial
Group, Inc. ("Provident"). The combined companies finance and manage equipment for a wide range of companies. Mr. Rinaldi was the founder of ILC in 1984 prior to the acquisition by Provident in 1996. Mr. Rinaldi is currently a director of Thrucom, Inc., Qsys International Inc. and Infonet Inc.

     Stephen E. Pomeroy is the son of David B. Pomeroy, II. There are no other family relationships among the Company's directors and executive officers.

     There were four meetings of the Board of Directors in 1998. Each member of the Board of Directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board and committees on which he served.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has a standing audit committee which held two meetings during 1998. The audit committee is composed of two non-employee directors, Messrs.
Smith and Rohrkemper, and Mr. Pomeroy, Chairman of the Board, President and Chief Executive Officer. The audit committee consults with the independent auditors regarding their examination of the financial statements of the Company and regarding the adequacy of internal controls. It reports to the Board of Directors on these matters and recommends the independent auditors to be designated for the ensuing year.

     The Company has a standing compensation committee which held one meeting during 1998. In 1998, the compensation committee was composed of three non-employee directors, Messrs. Smith, Rohrkemper and Waters, and Mr. Pomeroy. This committee reviews the compensation paid by the Company and makes recommendations on these matters to the Board of Directors. Mr. Waters resigned from the Board effective January 5, 1999 in order to become a director of Pomeroy Select. Mr. Waters' position on the compensation committee has not been replaced.

     The Company has a standing stock option committee which held one meeting during 1998. The stock option committee consists of Messrs. Rosenthal, Rohrkemper and Smith. This committee administers the 1992 Non-Qualified and Incentive Stock Option Plan.

     The Company does not have a standing nominating committee or committee performing a similar function.

                                 DIRECTOR'S FEES

     Each director who was not an employee of the Company, except for Messrs. Smith and Waters, received a quarterly retainer of Two Thousand Dollars ($2,000) plus Five Hundred Dollars ($500) for each Board of Directors meeting attended (including as part of each such meeting any committee meetings held on the same date), and Five Hundred Dollars ($500) for any committee meetings attended which were not held on the same date as a Board of Directors meeting. Beginning with the fourth quarter of fiscal 1993, the amount earned by such directors is automatically deposited by the Company, on a quarterly basis, into a broker account established for each such Director unless the Director requests receipt of the cash instead. The broker is directed to utilize the funds deposited for each Director to purchase shares of Common Stock of the Company on the open market. Mr. Smith's law firm, Lindhorst & Dreidame Co., L.P.A., is compensated for his time in attendance at Directors' Meetings based on his hourly rate. During 1998, Mr. Waters was paid a monthly consulting fee of $1,500 in lieu of the quarterly retainer and the fee for meetings attended and for consulting services to the Company.

                             EXECUTIVE COMPENSATION

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is currently composed of two (2) non-employee directors, Messrs. Smith and Rohrkemper, and Mr. Pomeroy, Chairman of the Board, President and Chief Executive Officer. During fiscal 1998, Mr. Waters was also a member of the compensation committee. Mr. Waters resigned from the Company's Board of Directors effective January 5, 1999. The Committee is responsible for the establishment and oversight of the Company's Executive Compensation Program. This program is designed to meet the objectives of attracting, retaining and motivating executive employees and providing a balance of short term and long term incentives that can recognize individual contributions from an executive and the overall operating and financial results of the Company. The Committee intends to review Executive Compensation on a regular basis and to compare the competitiveness of the Company's executive compensation and corporate performance with other corporations comparable to the Company. The committee believes that the significant equity interest in the Company held by the Company's management aligns the interests of the stockholders and management. Through the programs adopted by the Company a significant portion of Executive Compensation is linked to individual and corporate performance and stock price appreciation.

     The basic elements of the Company's Executive Compensation Program consist primarily of base salary, potential for annual cash opportunities and stock options. The Committee believes that incentives play an important role in motivating executive performance and attempts to reward achievement of both short and long term goals. However, the emphasis on using stock options as a long term incentive is intended to insure a proper balance in the achievement of long term business objectives which ties a significant portion of the executive's compensation to factors which impact on the performance of the Company's stock.

     Compensation opportunities must be adequate to enable the Company to compete effectively in the labor market for qualified executives. The elements of the Executive Compensation Program are designed to meet these demands, and at the same time encourage increases in shareholder value.

BASE  SALARIES

     Base salaries for executives are initially determined by evaluating the duties and responsibilities of the position to be held by the individual, experience and the competitive marketplace for executive talent. The Company has entered into Employment Agreements that establish salaries for certain executive officers. Salaries for executives and other employees are reviewed periodically and may be set at higher levels if the Company concludes that is appropriate in light of that particular individual's responsibilities, experience and performance.

ANNUAL  CASH  BONUSES

     The Company's executives and other employees are eligible to receive annual cash awards or bonuses at the discretion of the Committee with the approval of the Board of Directors. In determining whether such discretionary awards should be made, the Committee considers corporate performance measured by financial and operating results including income, return on assets and management of expenses and costs.

CHIEF  EXECUTIVE  OFFICER  COMPENSATION

     Mr. Pomeroy served as Chairman of the Board and Chief Executive Officer throughout fiscal 1998. Mr. Pomeroy's compensation, which includes an annual salary, bonuses and stock options, was determined in accordance with the terms of the Seventh Amendment to his Employment Agreement. The Seventh Amendment, which established the performance criteria for fiscal 1998, was adopted by the Compensation Committee in December 1997. The terms of Mr. Pomeroy's Employment Agreement and any amendments thereto are based on the factors described above including a review of the compensation paid to executives of comparable companies.

                     Submitted by the Compensation Committee

       James H. Smith, III, Michael E. Rohrkemper and David B. Pomeroy, II

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 1998, the Compensation Committee consisted of David B. Pomeroy, II, James H. Smith, III, Michael E. Rohrkemper and Kenneth R. Waters. Mr. Pomeroy is the Chief Executive Officer of the Company.

     The Company's principal executive offices and distribution facility are located in Hebron, Kentucky, comprised of approximately 36,000 and 111,000 square feet of space, respectively. These facilities are leased from Pomeroy Investments, LLC ("Pomeroy Investments"), a Kentucky limited liability company controlled by David B. Pomeroy, II, Chief Executive Officer of the Company, under a ten year triple-net lease agreement which expires in May 2006. The lease agreement provides for 2 five year renewal options.

     The Company from time to time has made advances to Pomeroy Investments to satisfy Pomeroy Investments' working capital needs.

     The Company pays Mr. Pomeroy $5,000 per month for the business use of real estate owned by Mr. Pomeroy in Arizona.

     James H. Smith, a director of the Company, is a shareholder in the law firm of Lindhorst & Dreidame Co., L.P.A. Lindhorst & Dreidame Co. serves as general counsel to the Company. The legal services provided by Lindhorst & Dreidame Co. constituted less than 5% of the firm's business in 1998.

     Mr. Rinaldi, a nominee for director of the Company, is the president of Information Leasing Corporation ("ILC"), a wholly-owned subsidiary of Provident Financial Group, Inc. Since 1992, the Company has participated in a Remarketing and Agency Agreement ("Agreement") with ILC whereby the Company obtains rights to 50% of lease residual values for services rendered in connection with locating the lessee, selling the equipment to ILC and agreeing to assist in remarketing the used equipment. During fiscal 1998 the Company sold equipment and related support services to ILC, for lease to ILC's customers, in the amount of $2.8 million. The Company also obtained rights to lease residuals from ILC in the amount of $250 thousand in fiscal 1998.

                 SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table is a summary for the fiscal years 1998, 1997 and 1996 of certain information concerning the compensation paid or accrued by the Company to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of January 5, 1998 (collectively, the "Named Executive Officers").

                                      Summary Compensation Table

                                                                           Long Term
                                         Annual Compensation          Compensation Awards
                               ----------------------------------------------------------
Name and Principal                                        Other Annual   Stock Options
Position                 Year  Salary (1)    Bonus        Compensation       # (2)
-----------------------  ----  ----------  --------      --------------  -------------
David B. Pomeroy. . . .  1998  $  475,000         - (3)              -      25,000 (4)
CEO . . . . . . . . . .  1997  $  395,000  $720,000                  -         25,000
                         1996  $  395,000  $499,845                  -         56,250

Richard C. Mills. . . .  1998  $  250,000  $  7,500      $   98,953 (5)        30,000
Chief Operating Officer  1997  $  185,000  $ 14,000      $   61,833 (5)        35,000
                         1996  $  156,967  $ 10,000      $   56,220 (5)        54,000

Stephen E. Pomeroy. . .  1998  $  125,000  $ 52,000      $   38,504 (6)        45,000
CFO . . . . . . . . . .  1997  $  115,000  $ 41,324      $   18,500 (6)        30,000
                         1996  $  100,000  $100,000      $   21,762 (6)        29,250

James C. Eck. . . . . .  1998  $  192,500  $ 16,000      $   35,668 (7)         5,000
Vice President of . . .  1997  $  175,000  $ 34,400      $   31,067 (7)        10,000
Sales . . . . . . . . .  1996  $  150,000  $ 75,000      $   17,400 (7)             -

Victor Eilau. . . . . .  1998  $  294,665  $ 46,934                  -         10,000
President, Technology .  1997  $  124,800  $ 50,000                  -         15,000
Integration Financial
Services, Inc.

(1) Includes amounts deferred at the direction of the executive officer pursuant to the Company's 401(k) Retirement Plan.
(2) Unless otherwise noted, all stock options are awarded based on the fair market value of the Company's common stock at the time of grant.
(3)     Excludes  $300,000  of  incentive  cash  bonus  that  was  forgone.
(4)     Does  not  include options that were granted to Mr. Pomeroy after fiscal
        1998.
(5)     Includes  commission  of  $37,616, $20,500 and $48,220 in 1998, 1997 and
        1996, respectively. Includes accruals pursuant to deferred compensation agreements of $61,337, $41,333 and $8,000 in 1998, 1997 and 1996, respectively.
(6)     Represents amounts accrued pursuant to deferred compensation agreements.
(7)     Includes  commissions  of $19,000, $14,400 and $17,400 in 1998, 1997 and
        1996, respectively. Includes amounts accrued pursuant to deferred compensation agreements of $16,668 and $16,667 in 1998 and 1997, respectively.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning the grant of options to purchase Common Stock to any of the Named Executive Officers during fiscal year 1998.

                                                 Individual Grants
                      -------------------------------------------------------------------
                                                                                            Potential Realizable Value
                       No. of Shares of     Percent of Total                                     at Assumed Annual
                         Common Stock      Options Granted to    Exercise or                   Rates of Stock Price
                      Underlying Options        Employees        Base Price    Expiration  Appreciation for Option Term
                                                                                           ----------------------------
Name                        Granted          in Fiscal Year        ($/Sh)         Date           5%             10%
--------------------  -------------------  -------------------  -------------  ----------  -------------  -------------
David B. Pomeroy, II           25,000 (1)               16.78%  $       17.50    01/06/03  $     121,000   $    267,000

Richard C. Mills . .               5,000                 3.36%  $       17.50    01/06/00  $       9,000   $     18,000
                                  25,000                16.78%  $       16.00    08/21/00  $      41,000   $     84,000

Stephen E. Pomeroy .              20,000                13.43%  $       17.50    01/06/00  $      36,000   $     74,000
                                  25,000                16.78%  $       16.00    08/21/00  $      41,000   $     84,000

James C. Eck . . . .               5,000                 3.36%  $       17.50    01/06/00  $       9,000   $     18,000

Victor Eilau . . . .               5,000                 3.36%  $       17.50    01/06/00  $       9,000   $     18,000
                                   5,000                 3.36%  $       25.06    07/06/00  $      13,000   $     26,000

(1) Does not include options that were granted to Mr. Pomeroy after fiscal 1998.

         AGGREGATE STOCK OPTION EXERCISES IN YEAR ENDED JANUARY 5, 1999
                        AND YEAR-END STOCK OPTION VALUES

     The following table sets forth information concerning aggregated option exercises in fiscal year 1998 and the number and value of unexercised options held by each of the Named Executive Officers at January 5, 1999.

                                                           NO. OF SECURITIES
                                                        UNDERLYING UNEXERCISED
                                                      OPTIONS AT JANUARY 5, 1999     VALUE OF UNEXERCISED
                                                              OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                                            JANUARY 5, 1999             JANUARY 5, 1999
                          SHARES                                  (#)                         ($)
                                                      ---------------------------  -------------------------
                         ACQUIRED          VALUE             EXERCISABLE/                EXERCISABLE/
NAME                  ON EXERCISE (#)  REALIZED ($)          UNEXERCISABLE               UNEXERCISABLE
--------------------  ---------------  -------------  ---------------------------  -------------------------
David B. Pomeroy, II           20,000  $     318,245                  123,375 / 0  $          1,488,000 / $0

Richard C. Mills . .          120,866  $   2,106,540                   65,000 / 0  $            368,000 / $0

Stephen E. Pomeroy .                -  $           -                  116,625 / 0  $          1,136,000 / $0

James C. Eck . . . .                -  $           -                   15,000 / 0  $             77,000 / $0

Victor Eilau . . . .                -  $           -                   25,000 / 0  $             92,000 / $0

                         Submitted by Board of Directors


                              EMPLOYMENT AGREEMENTS

     David B. Pomeroy, II, the Chairman of the Board and Chief Executive Officer of the Company, has an employment agreement with the Company for a term of three years, which is extended on a daily basis resulting in a perpetual three year term.

     Effective January 6, 1998, Mr. Pomeroy entered into a Seventh Amendment to the Employment Agreement with the Company (the "Seventh Amendment"). Mr. Pomeroy's compensation under the Seventh Amendment consisted of a base salary of $475,000 for fiscal 1998 and each subsequent fiscal year unless modified by the Compensation Committee. Under the Seventh Amendment Mr. Pomeroy was entitled to a cash bonus of up to a maximum of $400,000 and up to a maximum of 75,000 non-qualified stock options in fiscal 1998 based upon the Company's operating income. Mr. Pomeroy has forgone a fiscal 1998 incentive cash bonus of $300,000. Mr. Pomeroy may also be paid a discretionary bonus under any compensation, benefit or management incentive plan. Fifty percent of any discretionary bonus would be paid in cash and fifty percent would be treated as incentive deferred compensation.

     Under the amended Employment Agreement, the Company has agreed to pay all premiums for a term life insurance policy with a death benefit equal to $3,000,000 insuring the life of Mr. Pomeroy. The owner and beneficiary of this term life insurance policy is a trust established by Mr. Pomeroy. The Company and the trust entered into a split dollar arrangement whereunder the Company will pay all premiums on a whole life insurance policy with a death benefit equal to $2,000,000 insuring the life of Mr. Pomeroy, less the reportable economic benefit to the trust.

     Under the Seventh Amendment Mr. Pomeroy was granted an option to acquire 25,000 shares of Common Stock at a per share price equal to the fair market value of a share of Common Stock on January 3, 1997. In addition, the Company agreed to pay Mr. Pomeroy $5,000 per month during the term of the Agreement, for the business use of real estate owned by Mr. Pomeroy in Arizona. In the event of a change of control (as defined in the Agreement), the Company is required to provide Mr. Pomeroy with 100 hours of flight time on a private air carrier for business use per year for the term of the agreement. Currently the cost of one hour of flight time ranges from $1,400 to $2,300 depending on various factors.

     Mr. Stephen E. Pomeroy's employment agreement with the Company was terminated upon the execution of an employment agreement between Pomeroy Select and Mr. Pomeroy effective January 6, 1999. Mr. Pomeroy's employment agreement with Pomeroy Select has a term of three years, which is extended on a daily basis resulting in a perpetual three year term. Mr. Pomeroy's employment agreement provides for an annual base salary of $175,000 during the year ending January 5, 2000 and for each subsequent year unless modified by the Compensation Committee. Under the employment agreement, he may earn quarterly and annual bonuses upon Pomeroy Select meeting certain predetermined goals. Mr. Pomeroy's base salary was $125,000 in fiscal 1998. The amount of any annual bonus will be paid 50% in cash and 50% as incentive deferred compensation.

     Mr. Eck has an employment agreement with the Company extending from September 18, 1995 to January 5, 1999, which is extended annually for successive one-year periods unless either party gives 30 days written notice of termination. Mr. Eck's compensation under the agreement consists of a base salary, which was $192,500 in fiscal 1998, annual and quarterly bonuses, monthly commissions based on gross sales, and stock options. The amount of any annual bonuses are determined on the basis of attainment of certain economic goals, and are to be paid 50% in cash and 50% as incentive deferred compensation.

     Mr. Eilau, President of Technology Integration Financial Services, Inc. ("TIFS"), a wholly-owned subsidiary of the Company, has an employment agreement with the Company extending from July 6, 1997 to July 5, 2000, which is extended annually for successive one-year periods unless either party gives 30 days written notice of termination. Mr. Eilau's compensation under the agreement consists of a base salary, which was $295,000 in fiscal 1998, deferred compensation based on Company revenues and pre-tax income and cash bonuses based on TIFS pre-tax income.

     Mr. Mills had an employment agreement with the Company effective January 1, 1993. The term of Mr. Mills' agreement was three years and was extended annually for additional one-year periods unless either party gave 60 days written notice of termination. The agreement provided for a stated base salary, which was $250,000 in fiscal 1998, and a discretionary bonus to be determined by the Board of Directors. Effective March 1, 1999, Mr. Mills resigned as Chief Operating Officer and his employment agreement was terminated as of that date by the agreement of the parties.

                                PERFORMANCE GRAPH

     The following Performance Graph compares the percentage of the cumulative total stockholder return on the Company's common shares with the cumulative total return assuming reinvestment of dividends of (i) the S&P 500 Stock Index and (ii) the NASDAQ Industrial Index.

                             CUMULATIVE TOTAL RETURN
             Based on reinvestment of $100 beginning April 10, 1992

                               [PERFORMANCE GRAPH]

       Pomeroy  S&P500  NASDAQ Industrial
4/92.      100     100                100
12/92     81.9   107.9              107.2
12/93    135.2   115.5              119.2
12/94    119.6   113.8              111.5
12/95      166   152.6              142.7
12/96    726.8   183.5              164.1
12/97      557   240.4              232.2
12/98    687.2   304.5              324.3

           ITEM 2 - PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED
    FOR ISSUANCE UNDER THE 1992 NON-QUALIFIED AND INCENTIVE STOCK OPTION PLAN

     On February 13, 1992 the Board of Directors and the stockholders of the Company adopted the 1992 Non-Qualified and Incentive Stock Option Plan (the
"Option Plan"). The Option Plan was adopted to encourage ownership of Common Stock by officers and key employees of the Company, to encourage their continued employment with the Company and to provide them with incentives to promote the success of the Company. The Stock Option Committee of the Board of Directors grants options under and otherwise administers the Option Plan. The exercise price for options under the Option Plan must be at least one hundred percent (100%) of the fair market value of the Common Stock on the date of grant; provided, however, in the event that an incentive stock option is granted to an employee who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or, if applicable, a subsidiary or parent corporation of the Company, the exercise price per share for such incentive stock options cannot be less than one hundred ten percent (110%) of the fair market value of the common shares on the date of grant. The exercise price of options granted under the Option Plan is payable in cash or, at the discretion of the Stock Option Committee in whole or in part, in shares of Common Stock, valued at their fair market value at the date of exercise. The cash proceeds from the exercise of options will constitute general funds of the Company and may be used by it for any purpose. Each option granted under the Option Plan expires on the date or dates set forth in the specific option award as determined by the Stock Option Committee in its sole discretion, but not later than ten (10) years from the date of grant. The Option Plan will terminate on February 13, 2002, but such termination will not affect any outstanding options previously granted.

     The Option Plan contains no maximum limitation as to the number of participants. Incentive stock options may be awarded to officers and key employees of the Company or its subsidiaries as determined by the Stock Option Committee. Nonqualified stock options may also be awarded by the Stock Option Committee to outside consultants employed by the Company. In fiscal 1998, 97 employees and one consultant participated in the Option Plan.

     The Option Plan may be amended from time to time by the Board of Directors of the Company provided that no amendment without stockholder approval may be made if approval of the stockholders is required under Section 422 of the Internal Revenue Code as in effect at the time of reference or Rule 16b-3 under the Securities Exchange Act of 1934 as in effect at the time of reference.

     The proposal is to increase the number of shares of Common Stock reserved for issuance under the Option Plan from 1,850,000 shares to 2,350,000 shares. In fiscal 1995, the Board of Directors and stockholders of the Company increased the Common Stock reserved for issuance under the Option Plan to a total of 600,000 shares of Common Stock. During 1996 and 1997, the number of reserved shares was adjusted by the Board to 1,350,000 shares of Common Stock as provided in the Option Plan to reflect stock splits and dividends. In 1998 the Board of Directors and stockholders of the Company increased the Common Stock reserved for issuance under the Option Plan to a total of 1,850,000 shares of Common Stock. The Board of Directors believes that stock options are an important part of the total compensation package needed to attract and retain key employees including skilled technical personnel. The number of employees of the Company has grown from 923 in 1996 to 1,699 in 1999 reflecting the Company's growth in revenues and, in particular, the growth in the provision of services. The Board recommends that 500,000 additional shares be reserved for issuance under the Option Plan to enable the Company to continue to attract and retain a strong management group as it grows. Except for the proposal to increase the number of shares of Common Stock reserved for issuance under the Option Plan, there is no difference between the Option Plan as it presently exists and as it would exist if the proposal is approved.

     At April 26, 1999, options to purchase 735,236 shares of Common Stock were outstanding. The market value of the Common Stock underlying the outstanding options at April 26, 1999 was $9,742,000.

     Neither the granting, nor the exercise, of an incentive stock option will result in income for federal income tax purposes for the optionee or in a deduction for the Company. Any gain realized on the sale of shares exercised under an incentive stock option is considered long-term capital gain to the optionee for federal income tax purposes if the stock has been held for at least one year after it was acquired on exercise of the option and at least two years have expired after the grant of the option. If the shares are sold or otherwise disposed of within one year after exercise or two years after the date of grant, then any appreciation at the date of exercise above the exercise price is treated, subject to certain limitations, as "ordinary" income; and any appreciation between the date of exercise and the date of sale is considered as long or short-term capital gain to the optionee depending on whether or not the stock was held longer than one year. In such event, the amount of ordinary income received by the optionee generally is treated as a tax deductible expense to the Company.

     The grant of a nonqualified stock option will not result in income for the optionee or in a deduction for the Company. The exercise of a nonqualified stock option would result in ordinary income for the optionee and a deduction for the Company measured by the difference between the exercise price and the fair market value of the shares received at the time of exercise.

     Options to employees are awarded on the basis of the achievement of financial objectives established by the Stock Option Committee, the contribution of the employee to the Company's objectives and such other matters as the Stock Option Committee deems relevant. As such, the number of shares subject to options that will be received by any executive officer or other employee of the Company is not determinable. Non-employee directors of the Company are not eligible to participate in the Option Plan.

     For information concerning grants of stock options during fiscal 1998 under the Option Plan to the Company's Chief Executive Officer and the other four most highly compensated executive officers, see the Option Grants in Last Fiscal Year Table above. There are no other current executive officers of the Company other than those named in the Table. The following table sets forth the number of shares subject to options granted in fiscal 1998 to all employees excluding executive officers. The dollar value of the options granted is dependent upon the future share price of the Common Stock of the Company.

                         OPTIONS GRANTED IN FISCAL 1998

NAME AND POSITION                     NUMBER OF SHARES SUBJECT TO OPTIONS
------------------------------------  -----------------------------------

Non-Executive Officer Employee Group              148,953

APPROVAL  BY  STOCKHOLDERS

     The resolution that will be introduced at the Annual Meeting seeking the approval of the amendment to the Option Plan is as follows:

     RESOLVED, that the first sentence of Section 3 of the 1992 Non-Qualified and Incentive Stock Option Plan be amended to read as follows:

     "There will be reserved for use, upon exercise of Awards to be granted from time to time under the Plan, an aggregate of 2,350,000 Shares, which Shares may be, in whole or in part, as the Board shall from time to time determine, authorized but unissued Shares, or issued Shares which shall have been reacquired by the Company."

     Assuming the presence of a quorum at the Annual Meeting, approval of this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. The Board of Directors recommends that the stockholders vote in favor of this proposal.

       ITEM 3 - PROPOSAL TO APPROVE THE 1998 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors of the Company has adopted, subject to stockholder approval, the 1998 Employee Stock Purchase Plan (the "1998 Plan"). The purpose of the 1998 Plan is to provide eligible employees of the Company the ability to purchase Common Stock from the Company at a discount from the market price, and to provide an additional means of attracting and retaining competent personnel.

     Administration.  The  Board,  or  a  Committee  named  by  the Board, shall
     ---------------
supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The composition of the committee shall be in accordance with the requirements to obtain or retain any available exemption from the operation of
Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

     Eligible  Participants. Employees of the Company and its subsidiaries whose
     -----------------------
customary employment is for more than 20 hours per week, and if their customary employment is for more than five months in a calendar year. However, an employee who owns 5% or more of the total shares of the Company's Common Stock issued and outstanding, including as Common Stock any options held to acquire Common Stock, may not participate.

     Terms  of  Options.  The  Plan shall be implemented by a series of offering
     -------------------
periods of six (6) months duration, with new offering periods commencing on or about January 1 and July 1 of each year (or at such other time or times as may be determined by the Board of Directors).The option price per share of the shares offered shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company at the beginning of an offering period; or (ii) 85% of the fair market value of a share of the Common Stock of the Company at the end of an offering period. The fair market value of the Company's Common Stock on a given date shall be determined by the Board in its discretion based on the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by NASDAQ or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal.

     Adjustments  Upon  Changes  in  Capitalization:  Corporate  Transactions.
     -------------------------------------------------------------------------

     (a)     Adjustment.  Subject  to any required action by the stockholders of
             ----------
the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

     (b)     Corporate  Transactions.  In  the event of the proposed dissolution
             -----------------------
or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the offering period then in progress by setting a new exercise date. If the Board shortens the offering period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) days prior to the new exercise date, that the exercise date for his or her option has been changed to the new exercise date and that his or her option will be exercised automatically on the new exercise date, unless prior to such date he or she has withdrawn from the offering period as provided in Section 10 of the Plan. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

(c) The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

     Tax Consequences. Options granted under the Purchase Plan will be qualified
     -----------------
options within the meaning of the Internal Revenue Code of 1986, as amended. The price at which shares may be purchased upon exercise of an option will be equal to 85% of the fair market value of the shares on the date the option is granted. An employee realizes no income upon the grant of a qualified option. An employee who holds his or her shares for two years after the grant of the option and for one year after he or she receives the shares upon its exercise generally will not incur any federal income tax liability upon receipt of the shares pursuant to the exercise. However, the spread between the exercise price and the fair market value of the shares at the time of exercise will be included in alternative minimum taxable income for the year of exercise. After satisfying such holding periods, upon a disposition of the shares at a price greater than the option exercise price, the employee will realize taxable long-term capital gain. Bancshares will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of a qualified option; however, if the employee does not comply with the holding periods, he or she will realize ordinary income in the year of sale equal to the difference between the exercise price and the value of the underlying shares on the date of exercise (or the sale price if lower where the sale is to an unrelated party). Where the sale price is lower than the fair market value of the shares on the date of exercise and the sale is to an unrelated party, and the exercise and sale occur within the same taxable year, the amount included in alternative minimum taxable income will be the amount of the sale price. In such a case, Bancshares would be entitled to a deduction in an amount equal to the ordinary income realized by the employee. In the event of any disposition of shares which meets the holding period requirements, there shall be included as compensation (rather than capital gain) in gross income, for the taxable year in which falls the date of such disposition an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the amount paid for the shares under the option, or (ii) the excess of the fair market value of the shares at the time the option was granted over the option price.

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APPROVAL  BY  STOCKHOLDERS

     The resolution that will be introduced at the Annual Meeting seeking approval of the 1998 Employee Stock Purchase Plan is as follows:

     RESOLVED, that the 1998 Employee Stock Purchase Plan adopted by the Board of Directors is approved and that there will be reserved for use, upon exercise of options granted under the plan, an aggregate of 100,000 shares, which shares will be authorized but unissued shares.

     Assuming the presence of a quorum at the Annual Meeting, approval of this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. The Board of Directors recommends that the stockholders vote in favor of this proposal.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     James H. Smith, III, a director of the Company, is a shareholder in the law firm of Lindhorst & Dreidame Co. L.P.A., which serves as general counsel to the Company. See "Compensation Committee Interlocks and Insider Participation".

     Mr. David B. Pomeroy, II the Chairman of the Board, President and Chief Executive Officer of the Company, engaged in certain transactions with the Company in the last fiscal year. See "Compensation Committee Interlocks and Insider Participation" and "Employment Agreements."

     Addie W. Rosenthal, the spouse of Dr. Rosenthal, a member of the Board of Directors, serves as Vice President of Marketing and Investor Relations for the Company.

     Mr. Rinaldi, a nominee for director of the Company, is the president of Information Leasing Corporation ("ILC"), a wholly-owned subsidiary of Provident Financial Group, Inc. See "Compensation Committee Interlocks and Insider Participation".

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During fiscal 1998, Mr. Stephen E. Pomeroy, Chief Financial Officer for Pomeroy Computer Resources, Inc. failed to file one Form 4 with respect to the grant of 25,000 options to purchase shares of the Common Stock of the Company in August 1998. This transaction was subsequently reported on a Form 5 for December 1998.

     During fiscal 1998, Mr. Richard C. Mills, Chief Operating Officer for Pomeroy Computer Resources, Inc. failed to file one Form 4 with respect to the grant of 25,000 options to purchase shares of Common Stock of the Company in August 1998.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Grant Thornton, LLP, which has served as independent certified public accountants to the Company since fiscal 1994, has been selected by the Company to serve in that capacity in fiscal 1999. Representatives of Grant Thornton, LLP will be present at the Annual Meeting in order to respond to questions and to make any statement such representative deems appropriate.

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                           PROPOSALS FOR 2000 MEETING

     In order to be eligible for inclusion in the Company's proxy statement for the 2000 annual meeting of stockholders, stockholder proposals must be received by the Company at its principal office, 1020 Petersburg Road, Kentucky 41048, by January 7, 2000.

By  Order  of  the  Board  of  Directors

/s/  Dino  Lucarelli

Dino  Lucarelli,  Secretary
Dated:  May  7,  1999

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